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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): June 22, 1998


                          NETLIVE COMMUNICATIONS, INC.
             (Exact name of Registrant as Specified in its Charter)

          Delaware                      0-28728              13-384-8652
(State or other jurisdiction          (Commission           (IRS Employer
      of incorporation                   File No.)        Identification No.)


                     584 Broadway, New York, New York 10012
                    (Address of Principal Executive Office)


       Registrant's telephone number, including area code: (212) 343-7082

                                 Not Applicable
         (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

         I. On June 22, 1998, NetLive Communications, Inc. (the "Company") and its newly formed Australian subsidiary, Linda Industries Pty Limited ("LIP"), entered into a Stock Purchase and Reorganization Agreement ("Purchase Agreement"), dated as of June 22, 1998, by and among the Company, LIP, Playbyrne Investments Pty Limited, Budbox Pty Limited, Newton Grace Pty Limited ("Newton Grace"), Intercorp Group Pty Limited, Hallendon Pty Limited, Geoffrey Russell Player and Vicki Gaye Player (collectively, the "Purchasers"). Pursuant to the Purchase Agreement, the Company has agreed, in general, to acquire certain of Newton Grace's operating assets (excluding its cash and certain receivables) (collectively, the "Assets"), subject to the assumption of certain liabilities, for an aggregate purchase price of Australian Dollars (AUD) $19,000,000. Newton Grace is an Australian corporation engaged in the consumer electric goods business.

         Under the Purchase Agreement, the Company has also agreed, among other things, to (a) use its best efforts to effect a reverse stock split of approximately 3.4-for-1 (the "Split") and (b) issue 8 million shares of common stock ("Common Stock"), subject to adjustment, and 1 million shares of non-voting Series A Preferred Stock ("Preferred Stock"), in each case post-Split, to Newton Grace and certain of its affiliates and other entities for an aggregate purchase price of (AUD) $10,000,000.

         Immediately upon receipt of the funds from the sale of stock, the Company will use part of such capital contribution to capitalize its newly-formed subsidiary by purchasing 1,666,667 shares of LIP in exchange for
(AUD) $1,666,667 and by loaning (AUD) $3,333,333 to LIP, to be evidenced by a promissory note. It is anticipated that LIP will immediately thereafter acquire substantially all of Newton Grace's assets (excluding its trademarks, cash and certain receivables), subject to the assumption of certain of its liabilities, for an aggregate of (AUD) $19,000,000. The purchase price will be composed of the following: (i) the (AUD) $5,000,000 invested and loaned by the Company as described above, (ii) (AUD) $10,000,000 in cash derived from a loan from the National Australia Bank to LIP, currently being negotiated, and (iii) (AUD) $4,000,000 to be paid by LIP over time, which is to be evidenced by a promissory note. Contemporaneously therewith, pursuant to the various trademark assignments, it is anticipated that the Company will use the balance of the capital contributed by the Purchasers to acquire all of the trademarks from Newton Grace for (AUD) $5,000,000 in cash. Such trademarks will be immediately licensed, pursuant to the license agreements, to LIP, which will pay license fees to the Company for the use thereof.

         The transactions contemplated by the Purchase Agreement are subject to, among other things, all of the parties completing their due diligence, the negotiation and execution of certain agreements, and the Company obtaining stockholder and regulatory approvals.

         The description of the transactions contemplated by the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is incorporated herein by reference and is filed as an exhibit to this Form 8-K. When and if the transactions described in the Purchase Agreement are consummated, they would result in the acquisition of a significant amount of assets of, and a change in control of, the Company.


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         II. As previously disclosed, in March 1998 the Company ceased developing Internet call center technologies and halted its historic operations. To conserve resources the Company terminated virtually all of its non-executive personnel on or shortly after March 13, 1998 and since that time has been negotiating the settlement of certain litigation, claims and contractual commitments while concurrently negotiating and preparing for the Purchase Agreement and related transactions.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  1. Stock Purchase and Reorganization Agreement, dated as of June 22, 1998, by and among NetLive Communications, Inc., Linda Industries Pty Limited, Playbyrne Investments Pty Limited, Budbox Pty Limited, Newton Grace Pty Limited, Intercorp Group Pty Limited, Hallendon Pty Limited, Geoffrey Russell Player and Vicki Gaye Player

                  Items 1, 2, 3, 4, 6, 8 and 9 are not applicable and have been omitted.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            NETLIVE COMMUNICATIONS, INC.



Dated:  June 29, 1998                       By: s/Michael Kharitonov
------                                          --------------------
                                                Name:  Michael Kharitonov
                                                Title: Chairman, President and
                                                       Chief Executive Officer




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                                 EXHIBIT INDEX
                                  TO FORM 8-K
                                  -----------

Exhibit                                                                Page No.
-------                                                                --------
1   Stock Purchase and Reorganization Agreement, dated as of June 22,         6
    1998, by and among NetLive Communications, Inc., Linda Industries Pty Limited, Playbyrne Investments Pty Limited, Budbox Pty Limited, Newton Grace Pty Limited, Intercorp Group Pty Limited, Hallendon Pty Limited, Geoffrey Russell Player and Vicki Gaye Player



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